     Exhibit 6
     EXECUTION VERSION
SECURITIES REPURCHASE AGREEMENT
     This SECURITIES REPURCHASE AGREEMENT (this “Agreement”), dated as of April 1, 2010, is entered into between Babcock & Brown JET-i Co., Ltd., a Cayman Islands limited company (the “Seller”), and Babcock & Brown Air Limited, a Bermuda exempted company (“B&B Air”).
WITNESSETH:
     WHEREAS, as of the date hereof, the Seller owns the Repurchased ADSs (as defined herein);
     WHEREAS, the Seller desires to sell, convey, transfer and assign to B&B Air, and B&B Air desires to repurchase, acquire and accept from the Seller, the Repurchased ADSs, upon the terms and subject to the conditions set forth herein;
     WHEREAS, the Seller and B&B Air desire to enter into certain arrangements with respect to the Retained ADSs (as defined herein); and
     WHEREAS, certain terms used in this Agreement are defined in Section 1.1.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto hereby covenant and agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
     “ADSs” means American Depositary Shares, each representing one common share, par value $0.001 per share, of B&B Air.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and, for purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract, as trustee or executor, or otherwise; provided that (i) B&B Air and its respective subsidiaries and (ii) the Seller and its respective subsidiaries, shall not be considered to be Affiliates of each other.
     “Aircraft Management Business Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of the date hereof, by and among BBIH, Babcock & Brown (UK) Holdings Limited, a United Kingdom private limited company, B&B LP, Babcock & Brown Ireland Limited, an Irish private limited company, B&B JET-i, Babcock & Brown Securities Pty

Ltd., a company limited by shares incorporated under the laws of Australia (ACN 003 080 840), and Summit Aviation Partners LLC, a Delaware limited liability company.
     “Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, the Federal Trade Commission Act of 1914, as amended, any foreign competition Law, investment Law and all other foreign or domestic statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed or intend to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.
     “Business Day” means any day of the year on which national banking institutions in New York, New York and San Francisco, California are open to the public for conducting business and are not required or authorized to close.
     “Contract” means any written servicing agreement, management agreement, remarketing agreement, support services agreement, purchase agreement, loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty agreement, license, franchise agreement, power of attorney, purchase order, sales order, lease or endorsement agreement, and any other written agreement, contract, instrument, obligation, plan, offer, commitment, arrangement or understanding to which a Person is a party or by which any of its properties or assets may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.
     “Governmental Body” means any government or governmental, quasi-governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, board, bureau, instrumentality or authority thereof, or any court, arbitrator, tribunal or other public body.
     “Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation having the force of law, declaration or agency requirement.
     “Liability” means any debt, liability, commitment, obligation, demand or assessment of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Contract or tort based on negligence or strict liability).
     “Lien” means any lien, pledge, mortgage, security interest, charge, claim, lease, option, easement, servitude, right of first refusal, right of first offer or other restrictive covenant or agreement, voting trust or agreement, transfer restriction (other than transfer restrictions arising under applicable federal, state or foreign statutory Laws) or other similar restriction or encumbrance.
     “NYSE” means the New York Stock Exchange.

     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
     “Organizational Documents” means: (i) with respect to any corporation, its articles or certificate of incorporation and by-laws, (ii) with respect to any limited liability company, the limited liability company or operating agreement and articles of organization or articles or certificate of formation of a limited liability company and (iii) with respect to any other type of entity, its organizational or constituent documents.
     “Permits” means any approvals, authorizations, consents, licenses, permits, clearances, qualifications or certificates of a Governmental Body or self-regulatory organization.
     “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
     “Purchase Price” means an amount equal $17,658,906.70.
     “Repurchased ADSs” means an aggregate of 2,011,265 ADSs owned by the Seller as of the date hereof.
     “Retained ADS” means an aggregate of 1,411,264 ADSs owned by B&B JET-i as of the date hereof.
     1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the Sections indicated:

Term	Section

Agreement	Preamble
B&B Air	Preamble
B&B Air Documents	5.2
Chosen Courts	8.3(b)
Closing	3.1
Closing Date	3.1
Seller Documents	4.2
Seller	Preamble
     1.3 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
          (a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

          (b) Dollars. Any reference in this Agreement to $ shall mean United States dollars.
          (c) Schedules. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any item in a Schedule shall be deemed to be disclosure made with respect to each other Schedule to which the relevance of such disclosure is readily apparent on its face. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions hereby. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law, Permit or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule, but not otherwise defined therein, shall be defined as set forth in this Agreement.
          (d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
          (e) Headings and Captions. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.
          (f) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
          (g) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
          (h) Documents. References to any Contract or other document, including this Agreement, include references to such Contract or document as it may be amended, supplemented, replaced or restated from time to time in accordance with its terms and subject to compliance with any applicable restrictions or requirements set forth therein.
          (i) Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
REPURCHASE AND SALE; PURCHASE PRICE
     2.1 Repurchase and Sale of the Repurchased ADSs. At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, convey, transfer and assign to B&B Air, and B&B Air shall repurchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Repurchased ADSs.
     2.2 Payment of the Purchase Price. At the Closing, B&B Air shall pay to the Seller an aggregate cash amount equal to the Purchase Price by wire transfer of immediately available funds to the account or accounts designated by the Seller at least two (2) Business Days prior to the Closing Date.
ARTICLE III
CLOSING AND TERMINATION
     3.1 Closing Date. The consummation of the purchase and sale of the Repurchased ADSs as provided in Article II (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP located at 2550 Hanover Street, Palo Alto, CA 94304 (or at such other place as the parties hereto may designate in writing) on the third Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto (the “Closing Date”).
     3.2 Deliveries by B&B Air. At the Closing, B&B Air shall deliver, or caused to be delivered, to the Seller the following:
          (a) the Purchase Price in accordance with Section 2.2;
          (b) the certificate to be delivered pursuant to Section 7.2(c) in form and substance reasonably satisfactory to the Seller; and
          (c) such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which shall be in form and substance reasonably satisfactory to the Seller.
     3.3 Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to B&B Air the following:
          (a) one or more receipts acknowledging payment of the Purchase Price by B&B Air;
          (b) a certificate or certificates representing all of the Repurchased ADSs, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer (and, if applicable, with any requisite stock transfer tax stamps properly affixed thereto);

          (c) the certificate to be delivered pursuant to Section 7.1(c) in form and substance reasonably satisfactory to B&B Air; and
          (d) such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which shall be in form and substance reasonably satisfactory to B&B Air.
     3.4 Termination of Agreement. (a) This Agreement may be terminated prior to the Closing as follows:
          (i) by written notice of the Seller or B&B Air to the other party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the Closing shall not have occurred by the close of business on June 30, 2010;
          (ii) by mutual written consent of the Seller and B&B Air; or
          (iii) by written notice of the Seller or B&B Air to the other party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any representation, warranty, covenant or other agreement contained herein on the part of the other party, which breach is not cured within thirty (30) calendar days following written notice to the party committing such breach.
          (b) This Agreement shall terminate immediately upon termination of the Aircraft Management Business Purchase Agreement in accordance with its terms.
     3.5 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 3.4, then each of the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to B&B Air or the Seller; provided that no such termination shall relieve any party hereto from Liability for any willful breach of this Agreement prior to the time of such termination; provided, further, that the obligations of the parties hereto set forth in this Section 3.5 shall survive any such termination and shall be enforceable hereunder.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     Except, for each representation, as set forth on the corresponding Schedule hereto (provided, however, disclosure of any item in a Schedule shall be deemed to be disclosure made with respect to each other Schedule to which the relevance of such disclosure is readily apparent on its face), the Seller represents and warrants to B&B Air as of the date hereof as follows (which representations and warranties shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof):

     4.1 Organization or Incorporation and Good Standing. The Seller is duly organized or incorporated (as applicable), validly existing and in good standing under the Laws of the Cayman Islands. The Seller is duly qualified or authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required.
     4.2 Authorization and Enforceability of Agreement. The Seller has the full legal right and all requisite power and authority to execute and deliver this Agreement and each Contract, document or certificate contemplated by this Agreement or to be executed and delivered in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Seller and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution, delivery and performance by the Seller of this Agreement or the Seller Documents or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly executed and delivered by the Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Seller Documents when so executed and delivered will constitute, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity.
     4.3 Ownership of the Repurchased ADSs. Except as set forth on Schedule 4.3, the Seller is and shall be on the Closing Date the sole record and beneficial owner and holder of, and has good and valid title to, the Repurchased ADSs free and clear of any Liens (other than Liens in favor of B&B Air or created by or on behalf of B&B Air). Except as set forth on Schedule 4.3, the sale and delivery of the Repurchased ADSs as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction, and the Seller is not a party to any voting trust, proxy or other Contract with respect to the voting or transfer of the Repurchased ADSs that will survive the Closing Date. Except as set forth on Schedule 4.3, upon the delivery of the Repurchased ADSs pursuant to Section 2.1, B&B Air will acquire good and valid title to the Repurchased ADSs free and clear of any Liens (other than Liens in favor of B&B Air or created by or on behalf of B&B Air).
     4.4 Conflicts; Consents of Third Parties. (a) Except (1) as set forth on Schedule 4.4(a) and (2) for any consents or approvals already obtained as of the date hereof, none of the execution and delivery by the Seller of this Agreement or the Seller Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will (i) violate the Organizational Documents of the Seller, (ii) contravene, conflict with or constitute or result in a breach or violation in any material respect of any Law, Order or Permit applicable to the Seller or its assets or by which the Seller is bound, (iii) contravene, conflict with, breach or violate, constitute a default under, or result in or permit the termination or cancellation (whether after the giving of notice or the lapse of time or both) of any rights or obligations, or result in a loss of any benefit or imposition of any penalties, under any Contract to which the Seller is a party or by which its properties or assets are subject or bound or (iv) result in the creation of or imposition of any Liens (other than Liens created by or on behalf of B&B Air) on the Repurchased ADSs.
          (b) No consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Governmental Body or any self-regulatory organization applicable to the Seller, is required on the part of the Seller in connection with (i) the execution and delivery of this Agreement, the Seller Documents and any other Contracts to be executed and delivered in connection with the transactions contemplated hereby and thereby, (ii) compliance by the Seller with any of the provisions hereof or thereof, or (iii) the consummation of the transactions contemplated hereby or thereby, in each case other than compliance with the applicable requirements of any applicable Antitrust Laws.
     4.5 Financial Advisors. Except (a) the fees and expenses set forth on Schedule 4.5 (for which the Seller and its Affiliates shall be solely responsible) and (b) for fees and expenses which shall be paid by the Seller or any of its Affiliates, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller or any of its Affiliates who is or who might be entitled to any fee or commission or like payment from any of the parties hereto or any of their respective Affiliates in connection with the transactions contemplated hereby.
     4.6 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (as modified by the Schedules hereto) and the certificates delivered under Section 3.3(c), the Seller does not make any other express or implied representation or warranty with respect to any matter, including with respect to (i) the Seller, (ii) the Repurchased ADSs, (iii) B&B Air or its Affiliates, (iv) the condition, value, quality or future revenues, costs, expenditures, cash flow, results of operations, collectability of accounts receivable, financial condition, projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures or prospects that may result from the acquisition of the Repurchased ADSs, or (v) the accuracy or completeness of any of the information provided or made available to B&B Air, its Affiliates or their respective agents or representatives prior to the execution of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF B&B AIR
     B&B Air represents and warrants to the Seller as of the date hereof as follows (which representations and warranties shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof):
     5.1 Organization and Good Standing. B&B Air is duly organized, validly existing and in good standing under the Laws of Bermuda. B&B Air is duly qualified or authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required.

     5.2 Authorization and Enforceability of Agreement. B&B Air has the full legal right and all requisite power and authority to execute and deliver this Agreement and each Contract, document or certificate contemplated by this Agreement or to be executed and delivered in connection with the consummation of the transactions contemplated by this Agreement (the “B&B Air Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery by B&B Air of this Agreement and the B&B Air Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of B&B (including, without limitation, the express approval of the Independent Directors of the Board of Directors of B&B Air) and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution, delivery and performance by B&B Air of this Agreement or the B&B Air Documents or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the B&B Air Documents will be at or prior to the Closing, duly executed and delivered by B&B Air, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the B&B Air Documents when so executed and delivered will constitute, valid and binding obligations of B&B Air, enforceable against B&B Air in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity.
     5.3 Conflicts; Consents of Third Parties. (a) None of the execution and delivery by B&B Air of this Agreement or the B&B Air Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by B&B Air with any of the provisions hereof or thereof will (i) violate the Organizational Documents of B&B Air, (ii) contravene, conflict with or constitute or result in a breach or violation in any material respect of any Law, Order or Permit (including, without limitation, (x) the Securities Act of 1993, as amended, and the rules and regulations thereunder, (y) the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and (z) the rules and regulations of the NYSE) applicable to B&B Air or its assets or by which B&B Air is bound or (iii) contravene, conflict with, breach or violate, constitute a default under, or result in or permit the termination or cancellation (whether after the giving of notice or the lapse of time or both) of any rights or obligations, or result in a loss of any benefit or imposition of any penalties, under any Contract to which B&B Air is a party or by which its properties or assets are subject or bound.
          (b) No consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Governmental Body or any self-regulatory organization applicable to B&B Air, is required on the part of B&B Air in connection with (i) the execution and delivery of this Agreement, the B&B Air Documents and any other Contracts to be executed and delivered in connection with the transactions contemplated hereby and thereby, (ii) compliance by B&B Air with any of the provisions hereof or thereof, or (iii) the consummation of the transactions contemplated hereby or thereby, in each case other than compliance with the applicable requirements of any applicable Antitrust Laws.
     5.4 Financial Advisors. Except for fees and expenses which shall be paid by B&B Air or any of its Affiliates, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of B&B Air or any of its Affiliates who is or who might be entitled to any fee or commission or like payment from any of the parties hereto or any of their respective Affiliates in connection with the transactions contemplated hereby.
     5.5 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V and the certificate delivered under Section 3.2(b), B&B Air does not make any other express or implied representation or warranty with respect to any matter, including, with respect to (i) B&B Air, (ii) the Repurchased ADSs, (iii) the condition, value, quality or future revenues, costs, expenditures, cash flow, results of operations, collectability of accounts receivable, financial condition, projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures or prospects that may result from the acquisition of the Repurchased ADSs, or (iv) the accuracy or completeness of any of the information provided or made available to the Seller, its Affiliates or their respective agents or representatives prior to the execution of this Agreement.
ARTICLE VI
COVENANTS
     6.1 Further Assurances. Each of the Seller and B&B Air shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
     6.2 Schedule 13D Filing. Each of the Seller and B&B Air agrees that following execution of this Agreement, the Seller shall be permitted to file an amendment to the Schedule 13D on file by the Seller and certain of its Affiliates with respect to the Repurchased ADSs.
     6.3 Retained ADSs Voting Arrangement. From and after the Closing Date, for so long as the Seller or any of its Affiliates owns any Retained ADSs, the Seller agrees that its shall, and it shall cause any other of its Affiliates (excluding Babcock & Brown Limited (Liquidators Appointed)) that is then a holder of record or beneficial owner of any such Retained ADSs to, at any meeting of the stockholders of B&B Air (whether annual or special and whether or not an adjourned or postponed meeting) or in any other circumstances upon which a vote, consent or other approval of the stockholders of B&B Air is sought (i) when a meeting is held, appear at such meeting or otherwise cause any such Retained ADSs to be counted as present thereat for the purpose of establishing a quorum and (ii) upon the written request of B&B Air at least five (5) Business Days prior to the proxy voting deadline for such meeting or vote, consent or approval of the stockholders of B&B Air, cause such Retained ADSs, with respect to any resolution proposed by the Board of Directors of B&B Air to be considered at any such meeting, to be voted at any such meeting in proportion to the voting instructions duly received by the depositary for the ADSs from all holders of ADSs by such voting deadline.

ARTICLE VII
CONDITIONS TO CLOSING
     7.1 Conditions Precedent to Obligations of B&B Air. The obligation of B&B Air to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by B&B Air only in writing):
          (a) each of the representations and warranties of the Seller contained in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date);
          (b) the Seller shall have duly performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;
          (c) B&B Air shall have received certificates, signed by a duly authorized officer of the Seller and dated the Closing Date, to the effect that the conditions set forth in Sections 7.1(a) and 7.1(b) have been satisfied;
          (d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (e) the Seller shall have received the consents, waivers and approvals listed on Schedule 7.2(e);
          (f) the transactions contemplated by the Aircraft Management Business Purchase Agreement shall have closed (or be capable of closing simultaneous with the transactions contemplated hereby) in accordance with its terms; and
          (g) B&B Air shall have received a legal opinion from counsel to the Seller in the form attached hereto as Schedule 7.2(g).
     7.2 Conditions Precedent to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller only in writing):
          (a) each of the representations and warranties of B&B Air contained in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date);

          (b) B&B Air shall have duly performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;
          (c) the Seller shall have received a certificate, signed by a duly authorized officer of B&B Air and dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;
          (d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (e) the Seller shall have received the consents, waivers and approvals listed on Schedule 7.2(e); and
          (f) the transactions contemplated by the Aircraft Management Business Purchase Agreement shall have closed (or be capable of closing simultaneous with the transactions contemplated hereby) in accordance with its terms.
ARTICLE VIII
MISCELLANEOUS
     8.1 Expenses. Except as otherwise provided in this Agreement, each party hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other Contract, certificate and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
     8.2 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules hereto) represents the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     8.3 Governing Law, etc. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of Law principles of such State that would require or permit the application of the laws of another jurisdiction.

          (b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any other New York State court sitting in New York City (the “Chosen Courts”) over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined only in the Chosen Courts. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in the Chosen Courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 8.4. Nothing in this Section 8.3(c) will limit the jurisdictions in which a judgment of the Chosen Courts may be enforced.
          (d) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     8.4 Notices. All notices, service of process and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
     If to the Seller, to:
c/o Babcock & Brown LP
600 Lexington Avenue
19th Floor
New York, NY 10022
Facsimile: (212) 935-8949
Attention: Adrienne Saunders
     with copies (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo Alto, CA 94304
Facsimile: (650) 251-5002
Attention: Peter S. Malloy

     If to B&B Air, to:
Babcock & Brown Air Limited
West Pier
Dun Laoghaire
County Dublin, Ireland
Facsimile: +353 1 231 1901
Attention: Lead Independent Director
     with copies (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile: (212) 310-8007
Attention: Boris Dolgonos
     8.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the Seller, on the one hand, or B&B Air, on the other hand. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     8.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the parties hereto, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.
     8.7 Non-Recourse; LIMITATION ON LIABILITY. (a) No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Seller or any of its Affiliates shall have any Liability for any obligations or Liabilities of the Seller and its Affiliates under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of B&B Air or any of its Affiliates shall have any Liability for any obligations or Liabilities of B&B Air and its Affiliates under this Agreement or B&B Air Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

          (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT THE SELLER SHALL NOT HAVE ANY LIABILITY FOR OR BE RESPONSIBLE FOR ANY LOSSES TO B&B AIR, ITS AFFILIATES OR ANY OTHER PERSON WITH RESPECT TO ANY BREACHES OF THE SELLER’S REPRESENTATIONS AND WARRANTIES IN ARTICLE IV (AS MODIFIED BY THE SCHEDULES HERETO) IN EXCESS OF THE PURCHASE PRICE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT B&B AIR SHALL NOT HAVE ANY LIABILITY FOR OR BE RESPONSIBLE FOR ANY LOSSES TO THE SELLER, ITS AFFILIATES OR ANY OTHER PERSON WITH RESPECT TO ANY BREACHES OF B&B AIR’S REPRESENTATIONS AND WARRANTIES IN ARTICLE V IN EXCESS OF THE PURCHASE PRICE.
     8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Signed counterparts of this Agreement may be delivered by facsimile and by scanned PDF image.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

BABCOCK & BROWN JET-I CO., LTD.
By:	/s/ Walter A. Horst
	Name:	Walter A. Horst
	Title:	Authorised Signatory

BABCOCK & BROWN AIR LIMITED
By:	/s/ Colm Barrington
	Name:	Colm Barrington
	Title:	Chief Executive Officer